Exhibit 99.1

Subject: Positioning CrowdStrike for the Future

Team,

CrowdStrike is defined by our mission to stop breaches, our disciplined execution, and our commitment to protecting customers. Today, our customers are facing an intensifying threat landscape and growing complexity. They trust us to help them move faster and operate more securely. To keep earning that trust, we are evolving how we operate.

We are realigning parts of our business to continue scaling with focus and discipline. These changes position us to move faster, operate more efficiently, and continue our cybersecurity leadership.

While we will continue to prudently hire, primarily in customer-facing and product engineering roles, we are reducing roles in some areas of the business. In total, approximately 500 positions, or about 5% of the workforce, will be impacted. We will begin meeting with affected employees over the next day and will complete these conversations across regions as quickly as possible, in accordance with local laws and consultation requirements.

I know this is difficult news and it affects all of us. These decisions were made with care and guided by a clear view of where we need to go. Our offices will be closed May 7 and 8, so please plan to work from home. If you are already in the office, I encourage you to head home for the rest of the day.

Why We’re Doing This: Our Evolving Operating Model

We’re operating in a market and technology inflection point, with AI reshaping every industry, accelerating threats, and evolving customer needs. To lead at scale, with nearly 10,000 CrowdStrikers and a clear path to $10 billion in ARR, we are evolving how we operate. We’re building on what works, simplifying execution, and doubling down on our highest-impact opportunities:

●	AI investments accelerate execution and efficiency: AI has always been foundational to how we operate. AI flattens our hiring curve, and helps us innovate from idea to product faster. It streamlines go-to-market, improves customer outcomes, and drives efficiencies across both the front and back office. AI is a force multiplier throughout the business.

●	Market demand is driving sustained growth: With multi-billion-dollar market opportunities in areas including NG-SIEM, Identity, Cloud, and Exposure Management, coupled with our Falcon Flex subscription model, we’re poised for continued growth. This evolution furthers our lead as cybersecurity’s platform consolidator, scaled innovator, and ecosystem partner of choice.

●	Expanding go-to-market and customer success capacity: As more organizations standardize on the Falcon platform, we’re scaling our go-to-market and customer success teams to deliver faster time-to-value and stronger outcomes for customers and partners, unlocking the full power of the platform.

Supporting CrowdStrikers and Next Steps

To those leaving CrowdStrike: thank you. We’re grateful for your contributions to our mission. We’re committed to supporting you through this transition with respect, care, and resources, including severance in alignment with tenure and role, access to any RSUs vesting in June, Q1 bonus, health benefits coverage, and career services aligned with local standards.

To the CrowdStrikers continuing on our mission: we’ll talk more in the coming days about these changes, strategic investment areas, and our opportunities ahead. In the meantime, I ask that you support one another, especially those impacted by today’s changes.

As we evolve, we are laser-focused on transforming cybersecurity. We stop breaches. This mission defines our purpose, unites our team, and keeps us focused on what matters most: protecting our customers. Our responsibility is aligning our mission with customer, market, and business needs. I’ve never been more optimistic about our future as I am right now. What I know, and what I believe the market knows, is that in an AI-accelerated society, the world needs CrowdStrike more than ever.

George